UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 26, 2012

AVANTAIR, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51115	20-1635240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4311 General Howard Drive, Clearwater, Florida 33762

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (727) 539-0071

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On December 12, 2012, Avantair, Inc. (the “Company”) received a letter from Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and David Greenhouse (the “Investors”) claiming that an aggregate of approximately $1,309,500 is payable by the Company to the Investors under the Registration Rights Agreement dated October 16, 2009 by and among the Company, certain investors and EarlyBird Capital, LLC. To resolve the matter, the Company has proposed that, in lieu of making any cash payment to the Investors, the Company would issue units consisting of one share of common stock and a warrant to purchase one share of common stock at $0.50 per share, at $0.25 per unit. The Company believes that resolving this claim could result in the Company issuing up to approximately 5,238,000 shares of common stock and warrants to purchase up to approximately 5,238,000 shares of common stock. There can be no assurance that the parties will come to a mutually agreeable resolution of this matter, that the Company will be able to resolve the matter by issuing common stock and warrants on the terms described above, or that the Company will not be required to make any cash payment to resolve the matter. If issued, the securities offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In addition, any issuance of common stock or warrants by the Company in order to resolve this matter would result in dilution to the Company’s securityholders. Such dilution would be in addition to the dilution that resulted from the recent issuances of the Company’s securities. As previously reported in the Company’s Current Report on Form 8-K filed on December 6, 2012, on November 30, 2012 the Company entered into a Note and Warrant Purchase Agreement providing for the issuance of an aggregate of up to $10.0 million in principal amount of senior secured convertible promissory notes (the “Notes”), convertible into up to an aggregate of 40,000,000 shares of common stock and warrants (the “Warrants”) to purchase up to an aggregate of 40,000,000 shares of the common stock. The Notes and Warrants offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. On November 30, 2012, the Company issued Notes convertible into an aggregate of 11,200,000 shares of common stock and Warrants to purchase an aggregate of 11,200,000 shares of common stock in connection with the initial closing of the Note and Warrant financing. In addition, on November 30, 2012 the Company issued 4,000,000 shares of common stock and a warrant to purchase 6,000,000 shares of common stock to affiliates of a director of the Company and increased the number of shares for which a warrant held by the director is exercisable from 2,373,620 shares to 3,560,430 shares. In addition, the Company issued 8,200,000 shares of common stock, a warrant to purchase 8,400,000 shares of common stock and a warrant to purchase 645,200 shares of common stock to a significant securityholder. These securities discussed in this paragraph are entitled to certain antidilution protections. These issuances resulted in dilution to the Company’s securityholders and any further issuances that trigger the antidilution protections to which these securities are subject, which could include the issuance of shares of common stock and warrants to the Investors, would result in additional dilution to the then existing securityholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AVANTAIR, INC.

Date: December 26, 2012	By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer (Authorized Officer and Principal Executive Officer)